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Exhibit 12.01

Questar Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges

	12 Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Dollars In Thousands)
Earnings
Income before income taxes and cumulative effect of accounting change	$221,934	$263,354	$246,456	$227,916	$143,539	$125,357	$139,496
Plus debt expense	75,309	61,590	64,833	63,510	53,944	47,971	43,766
Plus allowance for borrowed funds used during construction and capitalized interest	3,308	4,118	4,141	4,224	3,035	1,422	1,487
Plus interest portion of rental expense	2,435	2,583	2,714	2,565	2,561	2,392	1,652
Less minority interest in loss, plus minority interest in income	1,025	1,115	(1,725)	(104)	26
Less income from less than 50% owned affiliated companies	(357)	(640)	(501)	(452)	(221)	(38)	(95)
Plus distributions from less than 50% owned affiliated companies	410	424	553	659	297	281	334

	$304,064	$332,544	$316,471	$298,318	$203,181	$177,385	$186,640

Fixed Charges
Debt expense	$75,309	$61,590	$64,833	$63,510	$53,944	$47,971	$43,766
Plus allowance for borrowed funds used during construction and capitalized interest	3,308	4,118	4,141	4,224	3,035	1,422	1,487
Plus interest portion of rental expense	2,435	2,583	2,714	2,565	2,561	2,392	1,652

	$81,052	$68,291	$71,688	$70,299	$59,540	$51,785	$46,905

Ratio of Earnings to Fixed Charges	3.75	4.87	4.41	4.24	3.41	3.43	3.98

        The ratios of earnings to fixed charges for 1997, 1998, 1999, 2000 and 2001 are derived from audited financial statements of Questar Corporation. The ratios for the twelve months ended June 30, 2001 and 2002 are derived from unaudited financial statements.

        For purposes of this presentation, earnings represent income before income taxes and cumulative effect of accounting change adjusted for fixed charges, equity in minority interest and cash earnings of less than 50% owned affiliates. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs, and the interest portion of rental expense estimated at 50%. Income before income taxes and a cumulative effect includes Questar's share of pretax earnings of unconsolidated affiliates where Questar's ownership is 50% or more. Distributions from less than 50% owned affiliates are included in the calculation, while earnings are from these same enterprises are excluded.

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  Exhibit 12.01